Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
December 14, 2009
U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, Texas 77042
Ladies and Gentlemen:
          As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by U.S. Concrete, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 300,000 shares (collectively, the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”) issuable from time to time pursuant to the U.S. Concrete, Inc. 2000 Employee Stock Purchase Plan (the “Plan”), we are passing on certain legal matters in connection with the Shares for you. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
          In our capacity as your counsel in the connection referred to above, we have examined the originals, or copies certified or otherwise identified, of (i) the Plan, (ii) the Company’s Restated Certificate of Incorporation and the Amended and Restated Bylaws, each as amended to date, (iii) resolutions of the Board of Directors of the Company relating to, among other things, the Plan, (iv) corporate records of the Company, including minute books of the Company, as furnished to us by the Company and (v) certificates of public officials and of representatives of the Company, statutes and other instruments or documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied on certificates, statements or other representations of officers and other representatives of the Company with respect to the accuracy of the material factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.
          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment of the purchase price thereof in accordance with the terms and provisions of the Plan, will be validly issued, fully paid and nonassessable.
          This opinion is limited to the original issuance of Shares by the Company and does not cover shares of Common Stock delivered by the Company out of shares it reacquires.
          The opinions set forth above are limited in all respects to the General Corporation Law of the State of Delaware as in effect on the date hereof. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.
TWP/JAR